Intrepid Announces Second Quarter 2026 Results

Denver, CO, August 4, 2026 - Intrepid Potash, Inc. ("Intrepid", "the Company", "we", "us", or "our") (NYSE:IPI) today reported its results for the second quarter of 2026.

Second Quarter Highlights & Management Commentary
Supportive pricing, stable Trio® sales volumes, and continued improvement in Trio® margins drove improved profitability in the second quarter of 2026, highlighted by:
•Expanded gross margin by 35% compared with the prior-year quarter despite slightly lower sales from continuing operations.
•Increased full-year 2026 production guidance for potash to 290-300 thousand tons and Trio® to 295-305 thousand tons.
•Lowest Trio® COGS per ton since Q4 2019.
•Increased net income to $15.6 million including $13.2 million gain on sale of Intrepid South, compared with $3.3 million in the second quarter of 2025.
•Reported net income from continuing operations of $2.4 million, up from $1.4 million in the prior year quarter.
•Delivered Adjusted EBITDA(1) from continuing operations of $17.5 million, up from $13.8 million in the second quarter of 2025.
•Completed the sale of Intrepid South for $68.9 million, including $62.0 million of cash proceeds received during the second quarter of 2026.
•Lowered full-year 2026 capital expenditure guidance to approximately $40 million.
•Expanded the Company’s share repurchase authorization to $50 million.

Kevin Crutchfield, Intrepid's Chief Executive Officer, commented: “We delivered improved profitability in the second quarter, reflecting supportive markets, disciplined execution, and continued progress across our core fertilizer portfolio. Trio® performed particularly well, with higher production, improved unit costs, and stronger margins as demand for chloride-free, sulfate-containing nutrients continued to benefit from supportive market conditions. In potash, higher production and improved pricing helped offset lower sales volumes. For both Trio® and potash, we are raising our full-year production outlook based on the operating progress achieved to date.

We remain focused on the areas within our control—operating safely, improving reliability and efficiency, and delivering value from our core assets. With a strong balance sheet, increased production guidance for both potash and Trio®, lower expected capital expenditures, and an expanded share repurchase authorization, we believe Intrepid is well positioned to build on our momentum through the remainder of 2026."

Key Financial Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in millions unless otherwise stated)
Sales from continuing operations	$66.7	$67.5	$165.4	$162.1
Gross margin	$16.6	$12.4	$34.3	$25.7
Net income from continuing operations	$2.4	$1.4	$9.3	$4.8
Net income from continuing operations per diluted share	$0.18	$0.10	$0.70	$0.37
Adjusted net income from continuing operations(1)	$7.4	$4.1	$15.6	$8.0
Adjusted net income from continuing operations per diluted share(1)	$0.56	$0.30	$1.18	$0.61
Adjusted EBITDA(1)	$17.5	$13.8	$36.5	$28.4
Cash flow from continuing operations	$34.0	$36.1	$55.3	$42.9

Second quarter 2026 sales from continuing operations were generally consistent with the prior year quarter, as higher average realized prices for potash and Trio® and improved Trio® production were offset by lower potash sales volumes. Gross margin increased to $16.6 million in the second quarter of 2026 from $12.4 million in the same prior year period, driven primarily by improved Trio® segment margins, supportive realized pricing, and lower average Trio® COGS per ton. Adjusted net income from continuing operations increased to $7.4 million, or $0.56 per diluted share in the second quarter of 2026, compared with $4.1 million, or $0.30 per diluted share, in the second quarter of 2025, while Adjusted EBITDA increased to $17.5 million in the second quarter of 2026 from $13.8 million in the same prior year period.

Including discontinued operations, net income was $15.6 million, or $1.17 per diluted share, in the second quarter of 2026, compared with $3.3 million, or $0.25 per diluted share, in the same prior year period. Net income from discontinued operations was $13.2 million in the second quarter of 2026, primarily reflecting the completed sale of Intrepid South. We received two payments totaling $70.0 million related to the sale of Intrepid South, with an $8.0 million deposit received in December 2025, and a $62.0 million payment received on April 1, 2026, the closing date of the transaction. The final sales price after customary adjustments was $68.9 million and we recorded a gain, net of taxes, of $13.2 million during the second quarter of 2026.

For the six months ended June 30, 2026, sales from continuing operations increased to $165.4 million from $162.1 million in the same prior year period, while gross margin increased to $34.3 million from $25.7 million in the same prior year period. The year-to-date improvement reflects higher average realized sales prices, stronger Trio® margins, improved production performance, and lower cost of goods sold relative to the prior year period. Net income from continuing operations was $9.3 million, or $0.70 per diluted share in the first half of 2026, compared with $4.8 million, or $0.37 per diluted share, in the first six months of 2025. Adjusted EBITDA(1) increased to $36.5 million in the first half of 2026 from $28.4 million in the same prior year period. Including discontinued operations, net income was $23.0 million, or $1.73 per diluted share in the first half of 2026, including $13.7 million of net income from discontinued operations, compared with net income of $7.9 million, or $0.60 per diluted share, in the same prior year period.

Cash flow from continuing operations was $34.0 million in the second quarter of 2026, compared with $36.1 million in the same prior year period. The year-over-year decrease was primarily due to less favorable working capital movements compared with the prior year quarter, partially offset by higher earnings from continuing operations. For the six months ended June 30,
2026, cash flow from continuing operations increased to $55.3 million from $42.9 million in the same prior year period, reflecting improved profitability and continued working capital discipline.

Segment Highlights

Potash

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands, except per ton data)
Sales	$30,602	$33,994	$76,721	$77,571
Gross margin	$4,918	$4,858	$7,985	$7,361

Potash sales volumes (in tons)	59	69	165	172
Potash production volumes (in tons)	52	44	157	137

Average potash net realized sales price per ton(1)	$391	$361	$365	$332

In the second quarter of 2026, potash segment sales decreased $3.4 million compared to the same prior year period. The decrease was primarily driven by a 14% decline in sales volumes to 59 thousand tons, partially offset by an 8% increase in our average net realized sales price per ton(1) to $391. Sales volumes were lower compared to the prior-year period as grower sentiment was pressured by the economic effects of global geopolitical events and incremental demand softened during the latter half of the quarter.

Potash production was 52 thousand tons in the second quarter of 2026, an increase of 8 thousand tons compared to the same prior year period, as we benefited from efficiency improvements across all of our mines. The benefit of higher production was partially offset by a production mix weighted more heavily toward our higher-cost sites, which increased our average potash segment cost of goods sold ("COGS") per ton to $359 in the second quarter of 2026, compared with $337 per ton in the second quarter of 2025 and $334 per ton in the first quarter of
2026.

Potash segment gross margin increased by $0.1 million in the second quarter of 2026 compared to the same prior year period, as higher average net realized sales prices were largely offset by lower sales volumes and higher average COGS per ton.

Trio®

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands, except per ton data)
Sales	$35,723	$33,212	$88,261	$83,054
Gross margin	$11,443	$8,086	$26,281	$18,520

Trio® sales volume (in tons)	70	70	176	181
Trio® production volume (in tons)	75	70	144	132

Average Trio® net realized sales price per ton(1)	$389	$368	$388	$352

In the second quarter of 2026, Trio® segment sales increased $2.5 million, or 8% compared to the same prior year period. The increase was largely driven by a 6% increase in our average net realized sales price per ton(1) to $389, reflecting continued supportive pricing for Trio®'s individual nutrient components, particularly sulfate and potassium. Sales volumes were flat compared to the same prior year period at 70 thousand tons.

Trio® production of 75 thousand tons in the second quarter of 2026 was 7% higher than the second quarter last year, showing the benefit of the new continuous miner commissioned earlier this year and ongoing plant optimization projects. Our Trio® segment COGS per ton totaled $205 in the second quarter of 2026, which compares to $235 per ton in the second quarter of 2025, and $229 per ton in the first quarter of 2026.

Our Trio® segment generated gross margin of $11.4 million in the second quarter of 2026, which compares to $8.1 million in the same prior year period, with the increase primarily attributable to the higher average net realized sales price per ton, as well as an improvement in our Trio® segment COGS per ton.

Operating Updates, Guidance and Capital Allocation

Potash Segment Production Outlook
•We are increasing our full-year 2026 potash production guidance to a range of 290 thousand to 300 thousand tons, reflecting improved recoveries from focused mill efficiency initiatives and improved brine grade and evaporation which extended the harvest season ahead of our summer shutdown.

Increased Production at East Underground Mine
•In early 2026, we commissioned a new continuous miner at our East Mine, which has improved operating efficiency and increased Trio® production. We also increased operating hours per shift and continue to advance mill improvements that support higher production of granular and premium products. For 2026, we are increasing our Trio® full-year production guidance to a range of 295 thousand to 305 thousand tons.

Wendover Lithium Project
•Our partners continue to advance engineering and related permitting activities for the Wendover lithium project. We expect to provide additional detail as those efforts progress later this year.

Pecos Water Rights Matter
•We recorded a $5.0 million loss contingency during the second quarter of 2026 related to anticipated water repayment and associated obligations. Additional costs may be incurred as the matter is resolved.

Capital Expenditures
•Capital expenditures totaled $8.5 million in the second quarter of 2026. We now expect 2026 capital expenditures of approximately $40 million. The lowered guidance is a result of the removal of AMAX spend and reduction in costs for Primary Pond 8 at Wendover.

Liquidity and Capital Allocation
•As of June 30, 2026, cash and cash equivalents totaled $185.0 million, including $62.0 million of cash proceeds received during the quarter upon completion of the sale of Intrepid South. We had no borrowings and $0.2 million in outstanding letters of credit under our revolving credit facility, leaving $149.8 million available under our $150 million facility, which matures in March 2031.
•In June 2026, Intrepid’s Board approved an expansion of the Company’s share repurchase authorization to $50 million. We expect to evaluate share repurchases opportunistically as part of our disciplined capital allocation framework, while maintaining the flexibility to fund high-return operating and efficiency projects and preserve balance sheet strength.

Guidance Summary

	Current Guidance	Prior Guidance
2026 Full year potash production	290-300 thousand tons	270-285 thousand tons
2026 Full year Trio® production	295-305 thousand tons	285-300 thousand tons
2026 Full year capital expenditures	Approximately $40 million	$40-$50 million

Q3 2026 Potash sales volume	55-65 thousand tons
Q3 2026 Potash average net realized sales price(1)	$380-$390 per ton

Q3 2026 Trio® sales volume	30-40 thousand tons
Q3 2026 Trio® average net realized sales price(1)	$400-$410 per ton

Notes
1 Adjusted net income from continuing operations, adjusted net income from continuing operations per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information
Intrepid will host a conference call on Wednesday, August 5, 2026 at 12:00 p.m. Eastern Time to discuss the results and other operating and financial matters and answer investor questions. Management invites you to listen to the conference call by using the toll-free dial-in number 1 (833) 461-5787 or International dial-in number 1 (585) 542-9983; please use meeting ID 800547056. The call will also be streamed on the Intrepid website, intrepidpotash.com. A recording of the conference call will be available approximately two hours after the completion of the call via webcast. The recording will be available for 12 months following the call.

About Intrepid
Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, and salt products essential for customer success in the agriculture and animal feed industries. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid’s mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements
This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance and cash flows, water sales, production costs, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of our products and services;
•challenges and legal proceedings related to our water rights;
•our ability to successfully identify and implement any opportunities to grow our business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and our ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•our ability to prevail in outstanding legal proceedings;
•our ability to comply with the terms of our revolving credit facility, including any underlying covenants;
•write-downs of the carrying value of assets, including inventories;
•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;

•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•the impact of trade tariffs and any potential changes to them we are unable to mitigate;
•adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in management and the board of directors, and our reliance on key personnel, including our ability to identify, recruit, and retain key personnel;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•our ability to fund necessary capital investments;
•the impact of global conflicts including the conflict involving Iran and the blockage of the Strait of Hormuz;
•the timing, amount and impact of any repurchases under our stock repurchase program;
•the impact of global health issues, and other global disruptions on our business, operations, liquidity, financial condition and results of operations; and
•the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2025, as updated by subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no obligation to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Ryan Schultz
Interim Investor Relations Manager
Email: ryan.schultz@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026 AND 2025
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Sales	$66,685	$67,536	$165,370	$162,063
Less:
Freight costs	11,050	11,011	27,780	28,502
Warehousing and handling costs	3,046	3,114	6,890	6,604
Cost of goods sold	35,670	40,631	95,287	99,521
Lower of cost or net realizable value inventory adjustments	270	419	1,092	1,754
Gross Margin	16,649	12,361	34,321	25,682

Selling and administrative	10,022	8,925	21,295	18,080
Accretion of asset retirement obligation	777	650	1,553	1,299
Impairment of long-lived assets	—	1,204	—	1,866
Gain on sale of assets	(6)	(1,262)	(34)	(1,422)
Other operating income	(1,129)	(1,222)	(2,289)	(2,505)
Other operating expense	5,922	2,654	6,508	3,250
Operating Income	1,063	1,412	7,288	5,114

Other Income (Expense)
Equity in loss of unconsolidated entities	(11)	(232)	(11)	(232)
Interest expense, net	—	(66)	—	(171)
Interest income	1,327	651	1,994	1,026
Other income (expense)	73	(354)	121	(820)
Income from Continuing Operations Before Income Taxes	2,452	1,411	9,392	4,917

Income tax expense	57	35	116	113
Net Income from Continuing Operations	$2,395	$1,376	$9,276	$4,804
Net Income from Discontinued Operations, Net of Tax	13,182	1,887	13,719	3,065
Net Income	$15,577	$3,263	$22,995	$7,869

Net income per share:
Continuing operations - Basic	$0.18	$0.10	$0.70	$0.37
Discontinued operations - Basic	$1.00	$0.15	$1.04	$0.24
Net income - Basic	$1.18	$0.25	$1.74	$0.61

Continuing operations - Diluted	$0.18	$0.10	$0.70	$0.37
Discontinued operations - Diluted	$0.99	$0.15	$1.03	$0.23
Net income - Diluted	$1.17	$0.25	$1.73	$0.60

Weighted Average Shares Outstanding:
Basic	13,195	12,985	13,168	12,951
Diluted	13,272	13,174	13,280	13,131

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF JUNE 30, 2026 AND DECEMBER 31, 2025
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2026	2025
ASSETS
Cash and cash equivalents	$184,994	$83,537
Accounts receivable:
Trade, net	18,976	31,979
Other receivables, net	86	159
Inventory, net	104,881	112,191
Prepaid expenses and other current assets	4,158	5,312
Assets held for sale	—	59,154
Total current assets	313,095	292,332

Property, plant, equipment, and mineral properties, net	295,412	298,756
Water rights	2,311	2,311
Long-term parts inventory, net	30,222	31,506
Long-term investments	168	179
Other assets, net	8,712	7,095
Total Assets	$649,920	$632,179

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$10,539	$9,656
Accrued liabilities	13,059	10,456
Accrued employee compensation and benefits	9,607	12,481
Other current liabilities	16,249	19,811
Liabilities held for sale	—	3,370
Total current liabilities	49,454	55,774

Asset retirement obligation, net of current portion	39,930	38,452
Operating lease liabilities	1,067	1,550
Finance lease liabilities	2,176	1,741
Deferred other income, long-term	42,105	43,233
Total Liabilities	134,732	140,750

Commitments and Contingencies
Common stock, $0.001 par value; 40,000,000 shares authorized;
13,207,226 and 13,131,663 shares outstanding
at June 30, 2026, and December 31, 2025, respectively	14	14
Additional paid-in capital	675,061	674,297
Accumulated deficit	(137,875)	(160,870)
Less treasury stock, at cost	(22,012)	(22,012)
Total Stockholders' Equity	515,188	491,429
Total Liabilities and Stockholders' Equity	$649,920	$632,179

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026 AND 2025
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cash Flows from Operating Activities:
Net income	$15,577	$3,263	$22,995	$7,869
Income from discontinued operations, net of tax	(13,182)	(1,887)	(13,719)	(3,065)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	9,300	8,946	19,251	18,802
Accretion of asset retirement obligation	777	650	1,553	1,299
Amortization of deferred financing costs	53	76	164	151
Stock-based compensation	1,505	1,295	2,021	2,394
Lower of cost or net realizable value inventory adjustments	270	419	1,092	1,754
Impairment of long-lived assets	—	1,204	—	1,866
Gain on disposal of assets	(6)	(1,262)	(34)	(1,422)
Allowance for parts inventory obsolescence	585	2,041	598	2,041
Loss on equity investment	—	414	—	888
Equity in loss of unconsolidated entities	11	232	11	232
Changes in operating assets and liabilities:
Trade accounts receivable, net	27,454	26,702	13,179	(53)
Other receivables, net	72	(539)	72	(1,079)
Inventory, net	(8,957)	(5,115)	6,903	11,418
Prepaid expenses and other current assets	(144)	489	59	809
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(3,386)	(2,088)	(2,042)	(1,564)
Operating lease liabilities	(253)	(112)	(499)	(490)
Deferred other income	(564)	(564)	(1,128)	(1,128)
Other liabilities	4,893	1,957	4,863	2,167
Net cash provided by operating activities of continuing operations	34,005	36,121	55,339	42,889
Net cash provided by operating activities of discontinued operations	360	3,822	2,193	7,971
Net cash provided by operating activities	34,365	39,943	57,532	50,860
Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(8,460)	(3,423)	(13,593)	(11,087)
Proceeds from sale of assets	—	1,357	9	1,357
Proceeds from redemptions/maturities of investments	—	500	—	1,000
Other investing, net	—	2,129	—	2,129
Net cash (used in) provided by investing activities of continuing operations	(8,460)	563	(13,584)	(6,601)
Net cash provided by (used in) investing activities of discontinued operations	60,350	(693)	60,323	803
Net cash provided by (used in) investing activities	51,890	(130)	46,739	(5,798)
Cash Flows from Financing Activities:
Payments of financing lease	(275)	(257)	(869)	(500)
Capitalized debt fees	(152)	—	(683)	—
Employee tax withholding paid for restricted stock upon vesting	(91)	(174)	(1,271)	(856)
Proceeds from exercise of stock options	—	—	14	38
Net cash used in financing activities	(518)	(431)	(2,809)	(1,318)
Net Change in Cash, Cash Equivalents and Restricted Cash	85,737	39,382	101,462	43,744
Cash, Cash Equivalents and Restricted Cash, beginning of period	99,860	46,260	84,135	41,898
Cash, Cash Equivalents and Restricted Cash, end of period	$185,597	$85,642	$185,597	$85,642

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026 AND 2025
(In thousands)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net income, adjusted net income per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026 AND 2025
(In thousands)

Adjusted Net Income and Adjusted Net Income Per Diluted Share

Adjusted net income and adjusted net income per diluted share are calculated as net income or net income per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Income from Continuing Operations to Adjusted Net Income from Continuing Operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Net Income from Continuing Operations	$2,395	$1,376	$9,276	$4,804
Adjustments
Impairment of long-lived assets	—	1,204	—	1,866
Gain on sale of assets	(6)	(1,262)	(34)	(1,422)
Employee separation costs	—	638	1,367	638
Unpermitted discharge penalty	—	2,155	—	2,155
Water rights contingency	5,000	—	5,000	—
Calculated income tax effect(1)	—	—	—	—
Total adjustments	4,994	2,735	6,333	3,237
Adjusted Net Income from Continuing Operations	$7,389	$4,111	$15,609	$8,041

Reconciliation of Net Income to Adjusted Net Income per Diluted Share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net Income from Continuing Operations Per Diluted Share	$0.18	$0.10	$0.70	$0.37
Adjustments
Impairment of long-lived assets	—	0.09	—	0.14
Gain on sale of assets	—	(0.10)	—	(0.11)
Employee separation costs	—	0.05	0.10	0.05
Unpermitted discharge penalty	—	0.16	—	0.16
Water rights contingency	0.38	—	0.38	—
Calculated income tax effect(1)	—	—	—	—
Total adjustments	0.38	0.20	0.48	0.24
Adjusted Net Income from Continuing Operations Per Diluted Share	$0.56	$0.30	$1.18	$0.61

(1) Assumes an annual effective tax rate of 0% for 2026 and 2025.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026 AND 2025
(In thousands)

Adjusted EBITDA
Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income from continuing operations adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Income to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Net Income from Continuing Operations	$2,395	$1,376	$9,276	$4,804
Impairment of long-lived assets	—	1,204	—	1,866
Gain on sale of assets	(6)	(1,262)	(34)	(1,422)
Employee separation costs	—	638	1,367	638
Unpermitted discharge penalty	—	2,155	—	2,155
Water rights contingency	5,000	—	5,000	—
Interest expense	—	66	—	171
Income tax expense	57	35	116	113
Depreciation, depletion, and amortization	9,300	8,946	19,251	18,802
Accretion of asset retirement obligation	777	650	1,553	1,299
Total adjustments	15,128	12,432	27,253	23,622
Adjusted EBITDA	$17,523	$13,808	$36,529	$28,426

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026 AND 2025
(In thousands)

Average Potash and Trio® Net Realized Sales Price per Ton
Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended June 30,
	2026		2025
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$30,602	$35,723	$33,994	$33,212
Less: Segment byproduct sales	5,381	27	6,195	20
Freight costs	2,132	8,459	2,859	7,409
Subtotal	$23,089	$27,237	$24,940	$25,783

Divided by:
Tons sold	59	70	69	70
Average net realized sales price per ton	$391	$389	$361	$368

	Six Months Ended June 30,
	2026		2025
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$76,721	$88,261	$77,571	$83,054
Less: Segment byproduct sales	9,570	291	12,449	184
Freight costs	6,962	19,703	7,996	19,173
Subtotal	$60,189	$68,267	$57,126	$63,697

Divided by:
Tons sold	165	176	172	181
Average net realized sales price per ton	$365	$388	$332	$352

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026 AND 2025
(In thousands)

	Three Months Ended June 30, 2026
Product	Potash Segment	Trio® Segment	Corporate and Other	Total
Potash	$25,221	$—	$—	$25,221
Trio®	—	35,696	—	35,696
Water	—	—	332	332
Salt	2,160	27	—	2,187
Magnesium Chloride	1,028	—	—	1,028
Brine Water	2,193	—	—	2,193
Other	—	—	28	28
Total Revenue	$30,602	$35,723	$360	$66,685

	Six Months Ended June 30, 2026
Product	Potash Segment	Trio® Segment	Corporate and Other	Total
Potash	$67,151	$—	$—	$67,151
Trio®	—	87,970	—	87,970
Water	—	—	343	343
Salt	4,459	291	—	4,750
Magnesium Chloride	1,547	—	—	1,547
Brine Water	3,564	—	—	3,564
Other	—	—	45	45
Total Revenue	$76,721	$88,261	$388	$165,370

	Three Months Ended June 30, 2025
Product	Potash Segment	Trio® Segment	Corporate and Other	Total
Potash	$27,799	$—	$(58)	$27,741
Trio®	—	33,192	—	33,192
Water	—	—	266	266
Salt	3,169	20	—	3,189
Magnesium Chloride	1,623	—	—	1,623
Brine Water	1,403	—	—	1,403
Other	—	—	122	122
Total Revenue	$33,994	$33,212	$330	$67,536

	Six Months Ended June 30, 2025
Product	Potash Segment	Trio® Segment	Corporate and Other	Total
Potash	$65,122	$—	$(117)	$65,005
Trio®	—	82,870	—	82,870
Water	—	—	1,355	1,355
Salt	6,304	184	—	6,488
Magnesium Chloride	2,771	—	—	2,771
Brine Water	3,374	—	—	3,374
Other	—	—	200	200
Total Revenue	$77,571	$83,054	$1,438	$162,063

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026 AND 2025
(In thousands)

Three Months Ended June 30, 2026	Potash	Trio®	Corporate and Other	Consolidated
Sales	$30,602	$35,723	$360	$66,685
Less: Freight costs	2,591	8,459	—	11,050
Warehousing and handling costs	1,632	1,414	—	3,046
Cost of goods sold	21,191	14,407	72	35,670
Lower of cost or net realizable value inventory adjustments	270	—	—	270
Gross Margin	$4,918	$11,443	$288	$16,649
Depreciation, depletion, and amortization incurred[1]	$7,727	$992	$581	$9,300
Six Months Ended June 30, 2026	Potash	Trio®	Corporate and Other	Consolidated
Sales	$76,721	$88,261	$388	$165,370
Less: Freight costs	8,077	19,703	—	27,780
Warehousing and handling costs	3,339	3,551	—	6,890
Cost of goods sold	56,228	38,726	333	95,287
Lower of cost or net realizable value inventory adjustments	1,092	—	—	1,092
Gross Margin	$7,985	$26,281	$55	$34,321
Depreciation, depletion, and amortization incurred[1]	$16,163	$1,951	$1,137	$19,251
Three Months Ended June 30, 2025	Potash	Trio®	Corporate and Other	Consolidated
Sales	$33,994	$33,212	$330	$67,536
Less: Freight costs	3,660	7,409	(58)	11,011
Warehousing and handling costs	1,818	1,296	—	3,114
Cost of goods sold	23,239	16,421	971	40,631
Lower of cost or net realizable value inventory adjustments	419	—	—	419
Gross Margin (Deficit)	$4,858	$8,086	$(583)	$12,361
Depreciation, depletion, and amortization incurred[1]	$7,302	$871	$773	$8,946
Six Months Ended June 30, 2025	Potash	Trio®	Corporate and Other	Consolidated
Sales	$77,571	$83,054	$1,438	$162,063
Less: Freight costs	9,446	19,173	(117)	28,502
Warehousing and handling costs	3,529	3,075	—	6,604
Cost of goods sold	55,481	42,286	1,754	99,521
Lower of cost or net realizable value inventory adjustments	1,754	—	—	1,754
Gross Margin (Deficit)	$7,361	$18,520	$(199)	$25,682
Depreciation, depletion and amortization incurred[1]	$15,553	$1,715	$1,534	$18,802
(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.